Compensation Agreement of Corporate Relocation Acquisition

Party A: Administrative Committee of Changxing Economic Development Zone, Zhejiang
Address: No.666 Jingyi Road, Changxing Economic Development Zone
Tel: 86 (572)- 6023743  Fax；86 (572) -6039109

Party B: Changxing Chisen Electric Co., Ltd.
Legal Representative: Xu Kecheng
Address: No.667 Jingyi Road, Changxing Economic Development Zone
Tel: 86(572)- 6267301  Fax；86(572) -6236588

Party A authorized Zhejiang Changxing Economy and Technology Development Company to act on its behalf.  Any bills issued related to Party A should use “Zhejiang Changxing Economy and Technology Development Company” as the letter heading.

According to certain related local relocation policies of Changxing County, Changxing Chisen Electric Co., Ltd. (hereinafter referred to as “Party B”) will move and consent Administrative Committee of Changxing Economic Development Zone (hereinafter referred to as “Party A”) to acquire the land use right and ground buildings of Party B, which is currently located in Changxing Economic Development Zone. The acquisition will be carried out based on the terms and conditions as following: Properties with property ownership certificates will be estimated by the market value; Properties with no property ownership certificates will be estimated by the replacement value; the equipment loss will be based on the proportion of depreciation; suspended operation loss will be based on the minimum economic guarantees.

NOW, THEREFORE, in consideration of the premises the parties do hereby mutually covenant and agree as follows:
1. According to certain related policies, Party A entrusted a property appraisal firm to conduct a comprehensive assessment on Party B and provide compensation for Party B in the form of government acquisition.
2. After this Agreement becomes effective, Party B will move out of the original factory site and the land and surface buildings will be arranged separately. The battery production project will be moved out of the site in Jingyi Road, Changxing Economic Development Zone.
3. Party A agrees to pay compensation to Party B including:

1）the Land Range of the Acquisition: From north to south, the land stretches from the crossing of east Xianqian Street and Jingyi Road to Changxing pharmaceuticals, Ltd.. From east to west, it extends from Jingyi Road to Chisen Glass Co., Ltd. with certificates numbered: (2008) 1-2585, (2008) 1-2586 and (2008) 1-2932.  Among these, properties with property ownership certificates occupy 34,943.52 square maters with estimated value amounts to RMB 92,917,100; properties with property ownership certificates occupy 4478.9 square maters with estimated value amounts to RMB1, 508,600; fixtures amounts to RMB 3,053,000; appurtenances and auxiliary facilities amounts to RMB 1,035,500.

2）Equipment removal loss amounts to RMB 6,939,900.

3）Suspended operation loss for two (2) months amounts to RMB 11,748,000.

4）There is no compensation for any other items.

The total assessed value for assets above is RMB117, 202,100 (with assessment report). Party A will acquire at RMB117, 202,100.

Party B has no objection to listed in this agreement and the amount of compensation, promising hold legal disposition rights to items above (including land and ground buildings, structures) and ensure no third party right holders would interfere with Party A’s acquisition action. If any loss is incurred which is caused by third party right holders, Party B will be responsible for compensation.
Party A shall pay the compensation for the acquisition according to this Agreement.  Party B should ensure the delivery of certificates related to land, ground buildings (structures) to party A within the prescribed time limit. Party A is responsible for coordinating with Changxing County Land Reserve Center for the implementation of the land use right acquisition. Party B shall provide active support.
Certificates shall be delivered to Party A by Party B within 30 days after the signing of this Agreement and completely move out within 1 year after the signing of this Agreement. Party A will pay according to the terms below:
Party A shall pay 5% of the acquisition amount within one month after this Agreement is effective.  Party A shall pay 20% of the acquisition amount within one month upon Party B’s delivery of the land-use right certificate, cancellation registration of real estate encumbrance (collateral, etc.). Party A shall pay 25% of the total purchase price after the commencement of the removal. Once the relocation project is completed, Party A shall pay the remaining 50% of the total purchase price if the relocation project has been completed and has prepared to deliver the land use right. Party A shall pay Party B the total purchase price in accordance with the agreed time. The land advance payment paid by Party B to Party A can also be deducted in accordance with the Investment Agreement.

In the course of implementation of this Agreement, except for force, if Party B fails to deliver the certificates or complete the relocation within the time stipulated in the agreement, Party B shall bear the 500,000 yuan delay penalty each month, liquidated damages shall be deducted in the total purchase amount.
The signing of this Agreement is deemed as the delivery of land and ground buildings, structures with certificates numbered: (2008) 1-2585, (2008) 1-2586 and (2008) 1-2932. Party B shall not obstruct Party A’s disposal of the items listed above in any way. Party B shall deliver all certificates and documents in accordance with the requirements put forward by Party A (including land use right certificate, geological survey report, drawings related to the building construction).
After the implementation of this Agreement, Party A and the Changxing County Land Reserve Center will no longer bear any given obligation.
Where a labor dispute between the parties takes place during the performance of this Contract, the parties concerned may seek for a settlement through consultation; or either party may apply to legal action.

This Agreement shall be in triplicate copies and made in Administrative Committee of Changxing Economic Development Zone, Zhejiang. This Agreement shall come into effect as of the date on which the legal or authorized representatives of both Parties execute or seal this Agreement.

Party A: Administrative Committee of Changxing Economic Development Zone, Zhejiang
Legal Representative:

Party B: Changxing Chisen Electric Co., Ltd.
Legal Representative:

Date: August 20, 2010